UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported) April 27, 2004

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

            (State or other        (Commission      (I.R.S. Employer
              jurisdiction         File Number)     Identification No.)
            of incorporation)

                  Delaware           1-14036             43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.
                  Exhibit No.       Description of Document
                  99.1              News Release dated April 27, 2004

ITEM 12 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

See attached as an Exhibit to this Form 8-K a News Release dated April 27, 2004 concerning the announcement of financial results.

The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           DST Systems, Inc.

                           /s/ Randall D. Young
                           Vice President, General Counsel and Secretary

Date:  April 28, 2004

                                                            Exhibit 99.1

        DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

KANSAS CITY, MO. (April 27, 2004) - DST's consolidated net income for the first quarter 2004 was $51.6 million ($0.60 per diluted share) compared to first quarter 2003 net income of $51.4 million ($0.43 per diluted share). First quarter 2004 results include $1.3 million of net after tax gains on securities. First quarter 2003 results include net after tax losses of $0.3 million, primarily related to costs associated with facility and other consolidations partially offset by net gains on securities.

The management of DST analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, do not have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) on dispositions of business units, net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance.

Excluding the above mentioned items recorded in both the first quarters of 2004 and 2003, DST's consolidated net income for the quarter ended March 31, 2004 would have been $50.3 million ($0.58 per diluted share) compared to first quarter 2003 net income of $51.7 million ($0.43 per diluted share), a 2.7% decrease in net income and a 34.9% increase in diluted earnings per share.

Financial Overview

Revenues
The following table summarizes the Company's revenues by segment (in millions):

                                                 Quarter ended
                                                   March 31,
                                         -------------------------------
                                             2004             2003
                                         --------------   --------------

  Revenues
    Financial Services
      Operating                           $     271.6      $     254.0
      OOP reimbursements                         37.8             37.2
                                         --------------   --------------
                                          $     309.4      $     291.2
                                         ==============   ==============

     Output Solutions
      Operating                           $     120.9      $     144.1
      OOP reimbursements                        146.4            162.4
                                         --------------   --------------
                                          $     267.3      $     306.5
                                         ==============   ==============

     Customer Management
      Operating                           $      50.0      $      46.2
      OOP reimbursements                         14.0             16.2
                                         --------------   --------------
                                          $      64.0      $      62.4
                                         ==============   ==============

     Investments and Other
      Operating                           $      15.4      $      14.7
      OOP reimbursements                          0.1              0.1
                                         --------------   --------------
                                          $      15.5      $      14.8
                                         ==============   ==============

     Eliminations
      Operating                           $     (27.9)     $     (27.3)
      OOP reimbursements                        (18.8)           (27.8)
                                         --------------   --------------
                                          $     (46.7)     $     (55.1)
                                         ==============   ==============

     Total Revenues
      Operating                           $     430.0      $     431.7
      OOP reimbursements                        179.5            188.1
                                         --------------   --------------
                                          $     609.5      $     619.8
                                         ==============   ==============

Consolidated operating revenues for the quarter decreased $1.7 million or 0.4% over the prior year quarter. Financial Services operating revenues increased 6.9% from higher U.S. mutual fund servicing revenues, consumer risk transfer program revenues and international software license revenues partially offset by a decrease in EquiServe, Inc. ("EquiServe") revenues. Output Solutions operating revenues declined $23.2 million or 16.1% from lower telecommunications revenues and the absence of DST Output Marketing Services, Inc. ("OMS") revenues subsequent to the exchange transaction with Janus Capital Group Inc. ("Janus"), which was completed in December 2003. OMS operating revenues totaled $16.5 million in the first quarter 2003. Customer Management operating revenues increased 8.2% from higher software license and maintenance revenues and professional services revenues. Consolidated Out-of-Pocket ("OOP") reimbursements decreased $8.6 million or 4.6% from the prior year quarter, principally from lower volumes and lower corporate action activities.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                                                  Quarter ended
                                                    March 31,
                                          -------------------------------
                                              2004             2003
                                          --------------   --------------
  Income from operations
  Financial Services                      $       58.0     $       55.8
  Output Solutions                                 9.2              9.6
  Customer Management                             10.9              9.1
  Investments and Other                            3.8              2.9
                                          --------------   --------------
                                          $       81.9     $       77.4
                                          ==============   ==============

Consolidated income from operations for the quarter increased $4.5 million or 5.8% over the prior year quarter primarily from increased Financial Services and Customer Management operating income.

Segment Results

Financial Services Segment

Financial Services segment total revenues (including OOP reimbursements) for the first quarter 2004 were $309.4 million, an increase of $18.2 million or 6.2% over the first quarter 2003. Financial Services segment operating revenues for the first quarter 2004 were $271.6 million, an increase of $17.6 million or 6.9% over the first quarter 2003.

Financial Services segment operating revenues in the U.S. for the first quarter 2004 increased $9.9 million or 4.3% over the prior year quarter. The increase in U.S. revenues resulted from increased U.S. mutual fund servicing revenues and consumer risk transfer program revenues partially offset by a decrease in EquiServe revenues from lower levels of accounts serviced and lower corporate action servicing revenues.

U.S. mutual fund open shareowner accounts processed totaled 90.1 million at March 31, 2004, an increase of 2.2 million or 2.5% from the 87.9 million serviced at December 31, 2003. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 34.9 million at March 31, 2004, an increase of 1.0 million or 2.9% from the 33.9 million serviced at December 31, 2003. The increase in tax-advantaged accounts serviced during the quarter resulted primarily from increased IRAs and 529 savings plan accounts. Retirement and savings plan account growth for the period April 1-16, 2004 totaled approximately 500,000 accounts.

The number of potential new clients and aggregate number of potential new shareowner accounts are relatively unchanged from the prior quarter. Subsequent to quarter end, one new client was converted with approximately 800,000 accounts, and additional new client conversions for approximately 100,000 accounts are expected to occur in the second quarter 2004. Subsequent to quarter end, a full service client of BFDS which had been acquired consequently converted its accounts (approximately 600,000) to the acquiring company's in-house system.

EquiServe shareowner accounts serviced totaled 21.5 million at March 31, 2004, a decrease of 800,000 during the quarter, primarily from clients offering redemption programs for small investors and shareowner account attrition.

International Financial Services operating revenues totaled $31.3 million for the first quarter 2004, an increase of $7.7 million or 32.6% over the prior year quarter, primarily from higher software license fee and maintenance revenues and an increase in the value of the British pound.

Financial Services segment income from operations for the first quarter 2004 increased $2.2 million or 3.9% over the prior year quarter to $58.0 million principally from higher mutual fund servicing and international license revenues partially offset by increased new systems development and implementation costs. Costs and expenses increased 6.0% compared to the prior year quarter, primarily from increased personnel costs to support higher revenues and new systems development and implementation costs. Depreciation and amortization costs increased 14.8% compared to the prior year quarter, primarily attributable to depreciation of capital costs for DST's recovery data center, which became operational during the fourth quarter of 2003.

Output Solutions Segment

Output Solutions segment total revenues for the first quarter 2004 totaled $267.3 million, a decrease of $39.2 million or 12.8% compared to the first quarter 2003. Segment operating revenues for the quarter ended March 31, 2004 were $120.9 million, a decrease of $23.2 million or 16.1% from first quarter 2003, principally from the absence of OMS revenues as a result of the exchange transaction with Janus ($16.5 million of OMS revenues were recorded in first quarter 2003) and lower revenues from the loss of a telecommunications client. Items mailed decreased 4.0% to 429 million compared to first quarter 2003.

Output Solutions segment income from operations for the first quarter was $9.2 million compared to $9.6 million for the first quarter 2003, principally from lower revenues. Segment results include $0.6 million of costs in both 2004 and 2003 associated with previously announced facility and other consolidations. Costs and expenses decreased $37.2 million or 12.9% from the first quarter 2003, principally from the absence of OMS costs and expenses and lower OOP expenses. Depreciation and amortization decreased $1.6 million compared to the prior year quarter, primarily from the exclusion of OMS and lower capital expenditures.

Customer Management Segment

Customer Management segment total revenues for the first quarter 2004 totaled $64.0 million, an increase of $1.6 million or 2.6% from first quarter 2003. Customer Management segment operating revenues for the quarter ended March 31, 2004 were $50.0 million, an increase of $3.8 million or 8.2% over the 2003 quarter. Processing and software service revenues for the quarter increased $4.0 million or 8.8% primarily as a result of higher software license and maintenance revenues and professional services revenues and incremental revenues from additional product features. Total cable and satellite subscribers serviced were
37.2 million at March 31, 2004, a decrease of 5.3% compared to year end 2003 levels, principally from a net decrease in U.S. and international cable subscribers serviced.

Customer Management segment income from operations for the first quarter 2004 increased $1.8 million or 19.8% over the prior year quarter to $10.9 million. Costs and expenses increased $0.2 million or 0.4% from the first quarter 2003. Depreciation and amortization decreased $0.4 million compared to the prior year quarter, primarily from lower capital expenditures.

As previously disclosed, two clients have discontinued their processing agreements. At March 31, 2004 approximately 700,000 subscribers were serviced for these clients. The remaining subscribers are expected to be converted by the end of the third quarter 2004.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $15.4 million for the quarter ended March 31, 2004, an increase of $0.7 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations for the quarter ended March 31, 2004 increased $0.9 million over the prior year quarter.

Equity in earnings of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                                         Quarter ended
                                           March 31,
                                  -----------------------------
                                      2004           2003
                                  -------------- --------------

  BFDS                            $       3.2    $       2.0
  IFDS                                    1.9           (2.3)
                                  -------------- --------------
                                  $       5.1    $      (0.3)
                                  ============== ==============

BFDS earnings increased primarily from higher revenues from client additions and improved operational efficiencies. IFDS earnings increased primarily due to higher levels of accounts serviced and foreign currency exchange gains. Accounts serviced by IFDS U.K. were 4.8 million at March 31, 2004, an increase of 200,000 or 4.3% from year end 2003 levels, primarily from new client conversions. An additional 760,000 accounts are scheduled to convert during 2004. Accounts serviced by IFDS Canada were 2.8 million at March 31, 2004, an increase of 100,000 or 3.7% from year end 2003 levels.

Other income, net

Other income was $6.5 million for the first quarter 2004, of which $3.7 million primarily related to interest and dividend income and $2.0 million related to net gains on securities. Other income was $4.2 million for the first quarter 2003, of which $3.3 million primarily related to interest and dividend income and $0.1 million related to net gains on securities.

Interest expense

Interest expense was $13.5 million for the quarter ended March 31, 2004, compared to $3.4 million in the prior year quarter, principally from increased interest expense of $9.1 million associated with the $840 million of convertible debentures issued in August 2003. Average debt balances were higher in 2004 compared to 2003, primarily as a result of the convertible debentures and higher borrowings on the syndicated line of credit facility primarily to finance the Janus Exchange.

Income taxes

DST's effective tax rate was 35.5% for the quarter ended March 31, 2004 and 34.0% for the quarter ended March 31, 2003. The 2004 and 2003 tax rates were affected by tax aspects of certain international operations and of state tax income apportionment rules. The 2003 income tax rate was lower than the 2004 rate primarily as a result of real estate related tax credits realized in 2003.

Stock Repurchase Program

On February 26, 2004, DST's Board of Directors authorized a new stock repurchase plan, replacing the prior plan, which was to expire on February 29, 2004. The new plan allows, but does not require, the repurchase of up to six million shares of Company common stock in open market and private transactions during the period beginning March 1, 2004 through February 28, 2007. As of March 31, 2004, DST had purchased 200,000 shares under the new stock repurchase plan and had 84.4 million shares outstanding.

                                     * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in DST's Form 10-K dated March 11, 2004 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                       For the Three Months ended
                                                 March 31,
                                          2004             2003
                                     ---------------   --------------

  Operating revenues                  $    430.0        $    431.7
  Out-of-pocket reimbursements             179.5             188.1
                                     ---------------   --------------
    Total revenues                         609.5             619.8

  Costs and expenses                       491.2             507.3
  Depreciation and amortization             36.4              35.1
                                     ---------------   --------------

  Income from operations                    81.9              77.4

  Interest expense                         (13.5)             (3.4)
  Other income, net                          6.5               4.2
  Equity in earnings (losses) of
       unconsolidated affiliates             5.1              (0.3)
                                     ---------------   --------------

  Income before income taxes                80.0              77.9
  Income taxes                              28.4              26.5
                                     ---------------   --------------

  Net income                          $     51.6        $     51.4
                                     ===============   ==============

  Average common shares outstanding         84.1             119.4
  Diluted shares outstanding                86.5             120.9

  Basic earnings per share            $     0.61        $     0.43
  Diluted earnings per share          $     0.60        $     0.43

                                DST SYSTEMS, INC.
                      OTHER SELECTED FINANCIAL INFORMATION
                                  (In millions)
                                   (Unaudited)

                                           March 31,        December 31,
  Selected Balance Sheet Information         2004                2003
                                     --------------------- -------------------

  Cash                                    $      90            $    102
  Total assets                                3,555               3,199
  Total debt                                  1,460               1,465
  Total stockholders' equity                    735                 684


                                               For the Three Months
                                                  Ended March 31,
  Selected Cash Flow Information             2004                2003
                                     --------------------- -------------------

  Capital expenditures
    Operating segments                    $      28            $     38
    Investments and Other segment                12                  31


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer